EXHIBIT 3.1

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

ARTICLES SUPPLEMENTARY

Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:        Under a power contained in Section 5.2.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 30,000,000 authorized but unissued shares of Class A Common Stock, $0.001 par value per share, of the Corporation (the “Class A Common Stock”), 45,000,000 authorized but unissued shares of Class AA Common Stock, $0.001 par value per share, of the Corporation (the “Class AA Common Stock”), 5,000,000 authorized but unissued shares of Class AAA Common Stock, $0.001 par value per share, of the Corporation (the “Class AAA Common Stock”), 40,000,000 authorized but unissued shares of Class T Common Stock, $0.001 par value per share, of the Corporation (the “Class T Common Stock”), 40,000,000 authorized but unissued shares of Class S Common Stock, $0.001 par value per share, of the Corporation (the “Class S Common Stock”), 40,000,000 authorized but unissued shares of Class D Common Stock, $0.001 par value per share, of the Corporation (the “Class D Common Stock”), and 40,000,000 authorized but unissued shares of Class I Common Stock, $0.001 par value per share, of the Corporation (the “Class I Common Stock”), as shares of Class E Common Stock, $0.001 par value per share, of the Corporation (the “Class E Common Stock”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class T Common Stock, Class S Common Stock, Class D Common Stock, Class I Common Stock and Class E Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 40,000,000, 75,000,000, 5,000,000, 110,000,000, 110,000,000, 110,000,000, 110,000,000 and 240,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class E Common Stock

(1)    Designation and Number. Of the total number of Shares of Common Stock, 240,000,000 shall be designated as Class E Common Stock, $0.001 par value per share (the “Class E Common Stock”).

(2)    Definition. As used herein, the following term shall have the following meaning unless the context otherwise requires:

“Net Asset Value per share of Class E Common Stock.” means the net asset value of the Corporation allocable to the shares of Class E Common Stock, calculated as described in the Prospectus, as may be amended from time to time, or as otherwise determined by the board of directors and described in the Corporation’s periodic filings with the Securities and Exchange Commission divided by the number of outstanding shares of Class E Common Stock.

(3)    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the holder of each share of Class E Common Stock shall be entitled to be paid, out of assets that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class E Common Stock.

(4)    Voting Rights. The shares of Class E Common Stock shall vote together with the shares of Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class T Common Stock, Class S Common Stock, Class D Common Stock and Class I Common Stock as a single class on all actions to be taken by the Stockholders;

EXHIBIT 3.1

provided, however, the affirmative vote of a majority of the then outstanding shares of Class E Common Stock, with no other class of Common Stock voting except the Class E Common Stock voting as a separate class, shall be required (a) to amend the charter of the Corporation if such amendment would materially and adversely affect the rights, preferences and privileges of the Class E Common Stock; (b) on any matter submitted to Stockholders that relates solely to the Class E Common Stock; and (c) on any matter submitted to Stockholders in which the interests of the Class E Common Stock differ from the interests of any other class of Common Stock.
SECOND:    The Class E Common Stock has been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:    The undersigned officer acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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EXHIBIT 3.1

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT II, Inc. has caused the foregoing Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 15th day of April, 2019.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

/s/Howard S. Hirsch	By:	/s/Javier F. Bitar (SEAL)
Howard S. Hirsch		Javier F. Bitar
Secretary		Chief Financial Officer and Treasurer